Exhibit 5.1

August 11, 2020

Prudential plc

1 Angel Court

London EC2R 7HJ

United Kingdom

Ladies and Gentlemen:

We have acted as special New York and United States federal counsel to Prudential plc, a public limited company formed under the laws of England and Wales (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “1933 Act”), of a registration statement on Form F-3 (the “Registration Statement”) relating to the offering from time to time, together or separately and in one or more series, of its senior debt securities (the “Senior Debt Securities”), its subordinated debt securities (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”) and its preference shares.

Unless otherwise provided in any prospectus supplement forming part of the Registration Statement relating to a particular series of Debt Securities, the Senior Debt Securities are to be issued under a senior indenture, dated April 14, 2020 (the “Senior Indenture”), between the Company and Citibank, N.A., as senior trustee (the “Senior Trustee”), and the Subordinated Debt Securities are to be issued under a subordinated indenture, dated August 10, 2020 (the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”), between the Company and Citibank, N.A., as subordinated trustee (the “Subordinated Indenture”). The Senior Indenture and the Subordinated Indenture are being filed as exhibits to the Registration Statement.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the above-referenced Registration Statement, an executed copy of the Senior Indenture and an executed copy of the Subordinated Indenture and such other documents and records as we deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile, pdf or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies. We have also assumed and

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have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Debt Securities will conform to the forms thereof set forth in the board resolution, officer’s certificate or supplemental indenture, as the case may be, pursuant to which the terms of such Debt Securities are established.

Based upon and subject to the foregoing and to the limitations and qualifications described below, we are of the opinion that:

1.              When the Senior Debt Securities shall have been duly authorized, executed, authenticated by the Senior Debt Trustee and delivered in accordance with the terms of the Senior Indenture, the Senior Debt Securities will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Senior Indenture.

2.              When the Subordinated Debt Securities shall have been duly authorized, executed, authenticated by the Subordinated Debt Trustee and delivered in accordance with the terms of the Subordinated Indenture, the Subordinated Debt Securities will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Subordinated Indenture.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Debt Securities, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), and (b) such opinions are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law), including the implied covenant of good faith and fair dealing.

In rendering the opinions expressed above, we have further assumed that (a) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws, (b) the Registration Statement will be effective and will comply with all applicable laws at the time the Debt Securities are offered or issued as contemplated by the Registration Statement, (c) the terms of the Debt Securities will conform to the forms thereof and will not violate any applicable law, result in a default under or breach of any agreement or instrument binding upon the Company or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (d) the Debt Securities will be sold and delivered to, and paid for by, the purchasers at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, (e) the Company will authorize the offering and issuance of the Debt Securities, will authorize, approve and establish the final terms and conditions thereof and will take any other appropriate additional corporate action and (f) certificates, if required, representing the Debt Securities will be duly executed and delivered and, to the extent required by the applicable Indenture, duly authenticated and countersigned.  In addition, we have assumed, (i) the due incorporation and valid existence of the Senior Debt Trustee and the Subordinated Debt Trustee, (ii) that the Senior Debt Trustee and Subordinated Debt Trustee have the requisite legal power and authority to perform their obligations under the applicable Indenture, (iii) that the Senior Indenture and the Subordinated Indenture have been duly and validly authorized, executed and delivered by the Senior Debt Trustee and the Subordinated Debt Trustee, respectively, and (iv) that the applicable Indenture will constitute at the time of issuance of any Debt Securities thereunder the valid and binding obligation of the Senior Debt Trustee or the Subordinated Debt Trustee, as the case may be.

With respect to the second sentence in Section 1.16 in each of the Indentures, we express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Indenture where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist. In addition, we express no opinion as to the validity, binding effect or enforceability of Article 13 of the Subordinated Indenture and the subordination provisions of the Subordinated Securities (which are expressed to be governed by the law of England).

We note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding United States federal statute and no controlling United States federal court decision on this issue. Accordingly, we express no opinion as to whether a United States federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars. In addition, we express no opinion as to the enforceability of any provision of the Indentures relating to currency indemnity.

We render the foregoing opinions as members of the Bar of the State of New York and express no opinion as to laws other than the laws of the State of New York and the federal laws of the United States of America.

We are furnishing this opinion letter to you, solely for your benefit in connection with the filing of the Registration Statement with the Commission under the 1933 Act. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Opinions” in the prospectus that forms part of the Registration Statement and in any prospectus supplement related thereto. In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the 1933 Act.

Yours faithfully

/s/ Morgan, Lewis & Bockius UK LLP